UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549


                        FORM 8-K


                     CURRENT REPORT
          Pursuant to Section 13 or 15(d) of the
             Securities Exchange Act of 1934

              Date of Report (Date of earliest event
                             reported):  November 23, 1999
                                        (November 23, 1999)

                      Bradlees, Inc.
      (Exact Name of Registrant As Specified In Its
                         Charter)

                      Massachusetts
                     (State Or Other
             Jurisdiction of Incorporation)

    1-11134                                       04-3156108
(Commission File Number)                 (IRS Employer Identification No.)

 One Bradlees Circle;
Braintree, Massachusetts                            02184
(Address of Principal Executive Offices)          (Zip Code)

                      (781) 380-3000
    (Registrant's telephone number, including area code)

                       Not Applicable
                    (Former name or former
          address, if changed since last report)

                  Exhibit Index on Page 4

              Page 1 of 7 (Including Exhibit)





Item 5:  OTHER EVENTS

Beginning on November 23, 1999, Bradlees, Inc. (the "Company") will distribute to its banks and other credit providers summaries of its third-quarter (13-week) and year-to-date (39-week) financial results ended October 30, 1999, including a comparison to the Company's summary financial plan (the "Plan") for the fiscal year ended January 29, 2000 ("fiscal 1999").
The fiscal 1999 third-quarter and year-to-date results compared to the Plan are attached hereto as Exhibit 20. As a result of the Company's adoption of fresh-start reporting as of January 30, 1999, the financial summaries presented are not comparable in certain material respects to the prior-year periods presented.

Total sales for the third quarter ended October 30, 1999 exceeded Plan by $18.4 million, or 5.4%, due primarily to favorable customer response to the Company's merchandising and marketing initiatives and the first-quarter liquidation of one of the Company's major competitors (Caldor Corp.). Comparable store sales increased 10.5% in the third quarter. EBITDA (as defined in Exhibit 20), although $5.3 million ahead of last year, fell short of Plan by $5.0 million in the third quarter due principally to above-Plan SG&A expenses associated with the increased sales volumes and the related costs of staffing both the stores and the distribution centers to service customer demand.
In addition, the Company incurred $1.2 million of pre-opening expenses for two new stores opened in October that were not in the Plan.
The gross margin rate (30.7% vs. 31.3%) was below Plan primarily as a result of a higher mix of hardlines sales, while gross margin dollars benefited from the above-Plan sales.
The net loss in the third quarter was $0.3 million less than last year ($3.0 million lower than last year prior to reorganization items) but exceeded the Plan net loss by $3.9 million.

Year-to-date total sales exceeded Plan
by $90.9 million, or 9.3%, due primarily to the same reasons stated above for the third quarter. Comparable store sales increased 14.2%, with year-to-date sales in every softlines and hardlines merchandise division meeting or exceeding Plan and exceeding last year. Year-to-date EBITDA was $6.8 million ahead of Plan and $15.6 million above last year due primarily to the beneficial impact of the above-Plan sales and associated gross margin, partially offset by higher SG&A expenses resulting principally from the same factors discussed above for the third quarter. The year-to-date net loss was $10.2 million below the Plan net loss and $7.4 million less than the 1998 year-to-date net loss.

Cash was on Plan at
October 30, 1999 and inventories were $3.0 million above
Plan due primarily to the two new stores. Accounts payable was $40.9 million above Plan due primarily to increased purchases to accommodate the higher sales levels and better-than-Plan payment terms. Outstanding borrowings were $44.1 million below Plan due principally to the above-Plan accounts payable and EBITDA levels. The lease financing obligation, capital lease obligation, convertible notes payable, net fixed asset and long-term asset variances to Plan all relate to the Yonkers' store lease financing transaction that occurred in the second quarter and the associated paydown of the convertible notes and reclassification of the prior assets held for sale.

The Company is distributing the quarterly and year-to-date performance against its Plan (the "Quarterly Performance Information") to its banks and other credit providers to facilitate their credit analyses. THE QUARTERLY
PERFORMANCE INFORMATION SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE and should be read in conjunction with the Company's Form 8-K dated April 1, 1999, Form 10-Q filings for the quarterly periods ended May 1, 1999 and July 31, 1999 and most recent Form S-1 and Form 10-K filings. The Quarterly Performance Information is being reported publicly solely because it is being distributed to a large number of the Company's vendors for purposes of their credit analyses. The Quarterly Performance Information was not examined, reviewed or compiled by the Company's independent public accountants. Although the Company is publicly disclosing the Quarterly Performance Information, the Company does not believe it is obligated to subsequently update such information or to provide such information indefinitely, and the Company may cease making such disclosures at any time. The Quarterly Performance Information may be subject to future adjustments and such adjustments could materially affect the reported information.

Item 7: FINANCIAL STATEMENTS, PRO FORMA
        FINANCIAL INFORMATION AND EXHIBITS


Exhibit:  20     Quarterly Performance Information





                         INDEX TO EXHIBITS

 Exhibit No.      Exhibit                            Page No.
 ----------      ---------                           -------

    20       Quarterly Performance Information          6



                            BRADLEES, INC.
                           AND SUBSIDIARIES


                              SIGNATURES

Pursuant to
the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   BRADLEES, INC.

Date: November 22, 1999           By  /s/ PETER THORNER
                                      -----------------
                                      Peter Thorner
                                      Chairman and Chief Executive
                                      Officer

Date: November 22, 1999           By  /s/ CORNELIUS F. MOSES III
                                      --------------------------
                                      Cornelius F. Moses III
                                      Senior Vice President
                                      Chief Financial Officer